The transition to a holding company structure described in this document involves securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than in connection with the transition to a holding company structure, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Reference Documents for the General Meeting of Shareholders

Proposals and References

Proposal 1: Approval of a Share Transfer Plan

The Board of Directors of the Company resolved, at the meeting held on August 12, 2022, to establish a pure holding company (wholly owning parent company) called “Integrated Design & Engineering Holdings Co., Ltd.,” of which the Company will become a wholly owned subsidiary via a sole share transfer (“Share Transfer”) effective July 3, 2023 (scheduled). This resolution was made after preparing a plan for the transfer of shares under this scheme (the “Share Transfer Plan”). The Company requests the approval of shareholders for the Share Transfer Plan. The reasons for implementing the Share Transfer, and the details of the Share Transfer Plan, etc. are described below.

1.	Reasons for Implementing the Share Transfer Plan
(1)	Background to the transition to a holding company structure

Since its establishment in 1946, the management philosophy of the Nippon Koei Group has been to “Act with integrity and contribute to society through technology and engineering.” As a leading company in the field of civil engineering consulting, the Group has developed a range of businesses that help to build the social capital supporting safe and reliable infrastructure and pleasant and prosperous everyday lives.

The business environment surrounding the Group is undergoing rapid change and there are growing expectations and opportunities for growth. As well as the need for technological innovation and the creation of added value through the digital transformation, the increasing promotion of measures to build more robust infrastructure aimed at making nations and regions more resilient to natural disasters, increasing demand for infrastructure and urban development projects particularly in emerging economies, and growing interest in the environment and clean energy both in Japan and overseas all represent business opportunities for the Group.

The Group’s long-term management strategy looks forward to the year 2030 and is based on the concept of “Working together toward a future without boundaries.” Group strategy is founded on ensuring that we can continue to respond to the challenges facing society in the future, and we are aiming for further growth, positioning three sectors as core businesses: the consulting business, the urban and spatial business, and the energy business.

Following deliberations on how to achieve our long-term management strategy, the Group has decided that the best way to deepen management of the Group from a medium- to long-term perspective, and to make future growth more certain, is to shift to a pure holding company structure. We have accordingly resolved to transition to a structure in which the new holding company will be responsible for formulating overall group strategy and governance, allowing each Group company to pursue its business in an autonomous and dynamic fashion.

(2)	Objectives of transition to a holding company structure and the group management structure to be realized through the transition
A)	Stronger governance and speedier decision-making

By transitioning to a pure holding company structure, our objectives are to further strengthen overall governance of the Group as a whole and to speed up decision-making. The holding company will be a company with nominating committee, etc. in order to promote the separation of supervision and execution of Group management, and will specialize in Group management and administration, with an oversight system comprising nominating, compensation, and auditing committees, on which outside directors will make up more than half the members. The holding company will be responsible for deciding the optimal allocation of management resources, for designing functions and systems to maximize value as a group, and for formulating strategy and plans for the Group. Making use of the management administration subsidiary that will be established, the holding company will provide guidance and oversight of each Group company’s business and support the management of each Group company.

B)	Promotion of autonomy and collaboration

Group companies will be responsible for their own autonomous and dynamic decision-making and will carry out their business in line with Group strategy, pursuing improvements to revenue and profitability, and accelerated development of new technology, and will formulate their own flexible and timely alliances and M&A strategies. The new structure will also seek to strengthen cooperation among Group companies and to create greater synergies as a group. By allowing each organization within the Group to make the best use of its characteristics, and by building a system and organizational culture in which each organization can act and grow autonomously, the Group aims to maximize its value as a group.

C)	Securing diversity

The Group will introduce a system of matrix management through collaboration between core businesses and regions (with Group companies mutually collaborating within each region), and will create a system to support the autonomous growth of Group companies, including overseas subsidiaries. We will build a diverse global governance structure, allowing each organization within the Group to make the most of its individual characteristics to achieve solutions to challenges within each region.

(3)	Holding company structure after transition

Under the umbrella of the pure holding company, Integrated Design & Engineering Holdings Co., Ltd., in addition to the business administration subsidiary Nippon Koei Business Partners Co., Ltd, the new structure will comprise four main companies, namely: a subsidiary for the consulting business (Nippon Koei Co., Ltd.), two subsidiaries for the urban and spatial business (Nippon Koei Urban Space Co., Ltd, established on July 1, 2022, and the British architecture and design company BDP Holdings Ltd. and its subsidiaries (“BDP”)), and a subsidiary for the energy business (Nippon Koei Energy Solution Co., Ltd.)

(4)	Method and procedures for transition to a holding company

The Company plans to transition to a pure holding company structure through the following method.

A)	Step 1: Establishment of the holding company through a sole share transfer

The holding company will be established through a Share Transfer effective July 3, 2023, and the Company will become a wholly owned subsidiary of the holding company.

B)	Step 2: Reorganization of group companies after the establishment of the Holding Company

After the establishment of the holding company, in order to complete the transition to a pure holding company structure, the Company’s subsidiaries will be reorganized, with the holding company as the direct equity holding company. We will announce the concrete details and schedule for this reorganization as they are decided.

(5)	Other details

Because the Company will become a wholly owned subsidiary of the holding company through the Share Transfer, the shares of the Company will be delisted. However, it was resolved on August 12, 2022 that we will apply to list the shares of the holding company on the Prime Market of the Tokyo Stock Exchange (Technical Listing), which will be issued to shareholders in compensation for the shares of the Company. The date of the listing is scheduled to be July 3, 2023, an effective date of the Share Transfer, subject to review and other procedures by Tokyo Stock Exchange.

2.	Overview of the Share Transfer Plan

The content of the Share Transfer Plan is shown under “Share Transfer Plan Document (Copy)” below.

Share Transfer Plan Document (Copy)

Nippon Koei Co., Ltd. (the “Company”) hereby establishes the following share transfer plan (the “Plan”) for a transfer of shares (the “Share Transfer”) to establish Integrated Design & Engineering Holdings Co., Ltd. (the “New Company”) as a wholly owning parent company, of which the Company will become a wholly owned subsidiary, via a sole share transfer.

Article 1. (Objectives, Trade Name, Head Office Address, Total Number of Issuable Shares, and other Matters to be Determined in the Articles of Incorporation of the New Company)

1. The objectives, trade name, head office address, and total number of issuable shares shall be as specified in the following paragraphs.

(1)	Objectives
The objectives of the New Company shall be as set forth under Article 2 of the attached Articles of Incorporation.
(2)	Trade name
The trade name of the New Company shall be “ID&E HORUDINGUSU KABUSHIKIGAISHA,” to be rendered in English as “Integrated Design & Engineering Holdings Co., Ltd.”
(3)	Head office address
The head office of the New Company shall be located in Chiyoda-ku, Tokyo.
(4)	Total number of issuable shares
The total number of issuable shares of the New Company shall be 38,000,000 shares.

2. In addition to the matters specified above, the matters to be designated under the Articles of Incorporation shall be as set forth under the attached Articles of Incorporation.

Article 2. (Names of the Directors and Accounting Auditor at the Time of Establishment of the New Company)

1. The names of the Directors at the time of the establishment of the New Company shall be as follows:

Director        Ryuichi Arimoto

Director        Hiroaki Shinya

Director        Takayasu Tsuyusaki

Director        Yasushi Hirusaki

Director        Hiizu Ichikawa

Director        Kazumasa Kusaka

Director        Yoshiko Koizumi

Director        Yoko Ishida

2. The name of the Accounting Auditor at the time of the establishment of the New Company shall be as follows:

 PricewaterhouseCoopers Aarata LLC

Article 3. (Shares of the New Company to be Delivered upon the Share Transfer, and the Allotment of these Shares)

1.	The New Company shall deliver the same number of shares of its common stock to shareholders of the Company registered or recorded on the Company’s shareholders’ register immediately prior to the point in time that the holding company acquires all the issued shares of the Company pursuant to the Share Transfer (the “Record Time”) in exchange for shares of common stock issued by the Company at the Record Time.
2.	The shares delivered in accordance with the preceding paragraph shall be allotted to shareholders of the Company as of the Record Time at the ratio of one share of common stock of the New Company per share of common stock of the Company owned by each shareholder.

Article 4. (Amount of Stated Capital and Legal Capital Surplus of the New Company)

The amounts of stated capital and legal capital surplus of the New Company shall be as follows.

1.	Stated capital:	7,500,000,000 yen
2.	Legal capital surplus:	6,200,000,000 yen
3.	Legal retained earnings:	0 yen

Article 5. (Date of Establishment of the New Company)

The establishment of the New Company shall be registered on July 3, 2023 (the “Date of Establishment of the New Company”). However, this date may be changed by resolution of the Company’s Board of Directors where necessary due to the progress of procedures for the Share Transfer or where necessary for other causes.

Article 6. (General Meeting of Shareholders)

1.	The Company shall hold a General Meeting of Shareholders on September 29, 2022 to approve the Plan and resolve necessary matters.
2.	The Company may change the date of the General Meeting of Shareholders set forth in the previous paragraph where necessary due to the progress of procedures for the Share Transfer or where necessary for other causes.

Article 7. (Stock Exchange Listing of the New Company)

It is planned to list the shares of common stock issued by the New Company on the Prime Market of the Tokyo Stock Exchange on the Date of Establishment of the New Company.

Article 8. (Administrator of the Shareholders’ Register of the New Company)

The administrator of the shareholders’ register of the New Company shall be Mizuho Trust & Banking Co., Ltd.

Article 9. (Cancellation of Treasury Shares)

The Company shall resolve, at a meeting of the Board of Directors to be held by the day prior to the Date of Establishment of the New Company, to cancel the treasury shares held by the Company, within the limits of practicality (including treasury shares purchased through the exercise of share purchase rights under Article 806, Paragraph 1 of the Companies Act at the time of the Share Transfer), by the Record Time.

Article 10. (Changes in Circumstances)

The Company may amend the conditions of the Share Transfer, or cancel the Share Transfer, where a material change has occurred in the assets or business status of the Company, or where circumstances have arisen that significantly impede the execution of the Share Transfer, or where it has become extremely difficult to achieve the purpose of the Share Transfer, after the formulation of the Plan and on or before the Date of Establishment of the New Company, due to natural disaster or other cause.

Article 11. (Effect of the Share Transfer Plan)

The Plan shall lose effect if the Company fails to obtain the approval of the Company’s General Meeting of Shareholders, or fails to obtain the permission of the relevant authorities stipulated by law or regulation.

August 12, 2022

The Company:   Hiroaki Shinya, Representative Director and President

Nippon Koei Co., Ltd.

5-4 Kojimachi, Chiyoda-ku, Tokyo

(Attachment)

Articles of Incorporation of Integrated Design & Engineering Holdings Co., Ltd.

Chapter 1. General Provisions

Article 1. Trade Name

The name of the Company is ID&E HORUDINGUSU KABUSHIKIGAISHA, to be rendered in English as Integrated Design & Engineering Holdings Co., Ltd.

Article 2. Objectives

The objectives of the Company are to hold shares or equity interests in companies that carry out the following businesses and foreign companies that carry out equivalent businesses, for the purpose of managing their business activities, and to carry out the following businesses:

(1)	Investigation, surveying, compensation, planning, design, execution of construction, construction management, construction supervision, operation and maintenance, and other consulting businesses related to civil engineering and construction
(2)	Investigation, observation, analysis, evaluation, planning and other consulting businesses related to the environment
(3)	Land readjustment, urban development, redevelopment and other urban development projects
(4)	Planning, architectural structural facilities design, project management, construction management, and facilities management related to buildings and civil engineering structures
(5)	Manufacture, management, consulting and other energy management businesses related to electric energy, etc.
(6)	Design, execution of construction, manufacture, procurement, construction supervision, leasing and sale businesses related to facilities, instruments and equipment for electricity, electronics, communication and energy, etc.
(7)	Planning, development, provision and sale businesses of information services/software/hardware related to the preceding items
(8)	Commissioning and agency services related to business management operations and accounting/human resources/general affairs operations, etc.
(9)	Sale, renting and leasing, mediation, management and assessment businesses related to real estate
(10)	Insurance agency businesses, human resources development businesses, worker dispatch businesses and employment agency businesses
(11)	Investment in and financing of businesses incidental and related to the preceding items
(12)	Other businesses incidental and related to the preceding items

Article 3. Location of Head Office

The head office of the Company is located in Chiyoda-ku, Tokyo, Japan.

Article 4. Organs

As a company with a nominating committee, etc., the Company has the following organs, in addition to the General Meeting of Shareholders and Directors:

(1)	Board of Directors
(2)	Nominating Committee, Audit Committee, and Compensation Committee
(3)	Executive Officers
(4)	Accounting Auditor

Article 5. Method of Public Notice

Public notices of the Company shall be posted electronically, with the proviso that when unavoidable circumstances such as an accident make it impossible for a public notice to be posted electronically, the public notice shall be published in the Nihon Keizai Shimbun.

Chapter 2. Shares

Article 6. Total Number of Issuable Shares

The total number of shares issuable by the Company shall be 38,000,000 shares.

Article 7. Acquisition of Own Shares

The Company may acquire its own shares through market trading, etc., by a resolution of the Board of Directors, pursuant to the provisions of Article 165, Paragraph 2 of the Companies Act.

Article 8. Number of Shares per Unit

One unit of shares of the Company shall be 100 shares.

Article 9. Limitation of the Rights of Shareholders Holding Less than One Unit of Shares

Shareholders who hold less than one unit of the Company’s shares may not exercise rights other than those rights listed below:

(1)	The rights set out in each item of Article 189, Paragraph 2 of the Companies Act.
(2)	The right to receive an allotment of share offerings or an allotment of share options for subscription.

Article 10. Share Handling Regulations

Procedures relating to the handling of shares of the Company, as well as charges and procedures for the exercise of shareholders’ rights, shall be in accordance with the Share Handling Regulations determined by the Board of Directors.

Article 11. Administrator of Shareholders’ Register

1. The Company shall appoint an administrator of the shareholders’ register.

2. The administrator of the shareholders’ register and the office or offices where he or she performs his or her duties as such shall be determined by a resolution of the Board of Directors, or by an Executive Officer delegated authority by the Board of Directors, and public notice of the same shall be given.

3. The administrator of the shareholders’ register shall undertake the preparation, storage and maintenance of the shareholders’ register and the share option registry, and these affairs shall not be handled by the Company.

Chapter 3. General Meeting of Shareholders

Article 12. Record Date

1. The Company shall deem only those shareholders holding voting shares of the Company whose names are listed or recorded in the Company’s Shareholders’ Register at the close of business on the 30th day of June of each year to be shareholders entitled to exercise voting rights at the Ordinary General Meeting of Shareholders for the fiscal year then ended.

2.	In addition to the foregoing, the Company may, as and when considered necessary, by a resolution of the Board of Directors, fix a record date upon giving prior public notice, and deem only those shareholders, or registered pledgees of shares whose names are listed or recorded in the Company’s Shareholders’ Register at the close of business on the said record date, to be shareholders or registered pledgees of shares entitled to exercise or enjoy their rights as such.

Article 13. Convening a Meeting of Shareholders

The Ordinary General Meeting of Shareholders shall be convened and held in September every year, and Extraordinary General Meetings of Shareholders shall be convened from time to time as necessary.

Article 14. Convener and the Chairman

1.	Unless otherwise prescribed by law, the convener and the chairman of the General Meeting of Shareholders shall be determined by a resolution of the Board of Directors in advance.
2.	Should the convener and the chairman be unable to act as the convener and the chairman at the General Meeting of Shareholders, another Director, designated in the order previously determined by a resolution of the Board of Directors, shall act as the convener and the chairman.

Article 15. Measures for Electronic Provision, etc.

1.	The Company shall, when convening a General Meeting of Shareholders, provide information contained in the Reference Documents for the General Meeting of Shareholders, etc. electronically.
2.	Among the matters to be provided electronically, the Company may choose not to include all or part of the matters stipulated in the Ordinance of the Ministry of Justice in the paper copy to be sent to shareholders who have requested it by the record date for voting rights.

Article 16. Voting by Proxy

A shareholder may appoint another shareholder holding company voting rights to act as proxy in exercising his or her vote, provided that the proxy submits a document establishing the right of representation to each General Meeting of Shareholders.

Article 17. Method of Resolution

1.	Unless otherwise prescribed by law and these Articles of Incorporation, all resolutions of a General Meeting of Shareholders must be passed by a majority vote of the shareholders who are present at the meeting and entitled to vote.
2.	Resolutions to be made under Article 309, Paragraph 2 of the Companies Act, unless otherwise provided in these Articles of Incorporation, shall require the presence of shareholders entitled to exercise their voting rights and representing one-third or more of the voting rights of all shareholders, and shall be passed by two-thirds of the voting rights of the shareholders who are present at the meeting.

Chapter 4. Directors and Board of Directors

Article 18. Number of Directors

The Company shall appoint up to fifteen (15) Directors.

Article 19. Election of Directors

1.	The Directors shall be elected by resolution of the General Meeting of Shareholders.
2.	The election of Directors shall require the presence of shareholders entitled to exercise their voting rights and representing one-third or more of the voting rights of all shareholders, and a majority of the votes of the shareholders present at the meeting.
3.	The election of Directors shall not be by cumulative voting.

Article 20. Term of Office of Directors

The term of office of the Directors shall expire upon complete adjournment of the last Ordinary General Meeting of Shareholders for the fiscal year ending within one (1) year after their election.

Article 21. Executive Directors

The Board of Directors may, by a resolution of the Board of Directors, elect Executive Directors such as a Director and Chairman, Director and Vice Chairman, etc.

Article 22. Establishment of Board of Directors

1.	The Company shall have a Board of Directors.
2.	The Board of Directors shall make decisions regarding matters prescribed by law and other matters of business execution, and supervise the execution of duties by Directors and Executive Officers.
3.	The Board of Directors may delegate authority for decisions on the business execution of the Company to Executive Officers, except where otherwise stipulated by law or regulation.
4.	All proceedings of the Board of Directors shall be governed by the Rules of the Board of Directors to be determined by the Board of Directors.

Article 23. Convening a Meeting of the Board of Directors

1. Notice of the convening of a meeting of the Board of Directors shall be given to each Director at least four (4) days before the day set for such meeting; however, in case of emergency this period of notice may be shortened.

2. Where the consent of all Directors has been obtained, a meeting of the Board of Directors may be held without following the procedures for convening a meeting.

Article 24. Resolutions of the Board of Directors

A resolution of the Board of Directors shall be passed by the affirmative vote of a majority of the Directors present at the meeting, when those present constitute a majority of the Directors entitled to participate in voting.

Article 25. Omission of a Resolution by the Board of Directors

The Company shall deem that the Board of Directors has passed an affirmative resolution if all Directors of the Board (those entitled to participate in voting on the matter to hand) express unanimous approval for the resolution either in writing or by electronic record.

Article 26. Contract to Limit Liability of Directors

The Company may, in accordance with the provisions of Article 427, Paragraph 1 of the Companies Act, enter into a contract with a Director (with the exception of executive Directors, etc.) to limit liability associated with the actions listed under Article 423, Paragraph 1 of the said Act. However, the limit of liability based on such a contract shall be the amount prescribed by law.

Chapter 5. Nominating Committee, Audit Committee and Compensation Committee

Article 27. Selection of Committee Members

1. The members of the Nominating Committee, Audit Committee and Compensation Committee shall be selected from among the Directors, by resolution of the Board of Directors.

2. The Nominating Committee, Audit Committee and Compensation Committee shall be chaired by a person selected from among the Directors who are committee members, by resolution of the Board of Directors.

Article 28. Committee Rules

Matters concerning the Nominating Committee, Audit Committee and Compensation Committee shall be determined based on the rules established for each committee by the Board of Directors, as well as on the provisions of laws, regulations, these Articles of Incorporation, and other decisions of the Board of Directors.

Chapter 6. Executive Officers

Article 29. Election of Executive Officers

Executive Officers shall be elected by resolution of the Board of Directors.

Article 30. Term of Office of Executive Officers

The term of office of an Executive Officer shall expire on the final day of the last fiscal year ending within one (1) year after the resolution of the Board of Directors concerning his or her appointment comes into effect.

Article 31. Representative Executive Officer and Executive Officers with Special Titles

1. The Representative Executive Officer shall be selected by resolution of the Board of Directors.

2. In addition to the provisions of the previous paragraph, the Board of Directors may pass resolutions to select Executive Officers with special titles, such as Executive President, Executive Vice President, etc.

Chapter 7. Accounting Auditor(s)

Article 32. Appointment of Accounting Auditors

The Company shall appoint Accounting Auditors.

Article 33. Election of Accounting Auditors

Accounting Auditors shall be elected by a resolution of the General Meeting of Shareholders.

Article 34. Term of Office of Accounting Auditors

1.	The term of office of an Accounting Auditor shall expire upon complete adjournment of the last Ordinary General Meeting of Shareholders for the fiscal year ending within one (1) year after his or her election.
2.	In the absence of a resolution to the contrary passed at the Ordinary General Meeting of Shareholders referred to in the preceding paragraph, the Accounting Auditor(s) shall be deemed to have been reelected at the said Ordinary General Meeting of Shareholders.

Chapter 8. Accounting

Article 35. Fiscal Year

The fiscal year of the Company shall run from July 1st of each year to the following June 30th.

Article 36. Means of Determining Dividends of Surplus Funds, etc.

The Company shall determine dividends of surplus funds and other matters set out in each item of Article 459, Paragraph 1 of the Companies Act by a resolution of the Board of Directors not subject to a resolution of the General Meeting of Shareholders, except when otherwise prescribed by law.

Article 37. Record Date of Surplus Dividends

The Company shall pay dividends of surplus funds (hereinafter referred to as “dividends”) to those shareholders and registered pledgees of shares whose names are listed or recorded in the Register of Shareholders at the close of business on June 30th of that fiscal year.

Article 38. Time Limit on Payment of Dividends

The Company shall be exempt from the duty to pay dividends after the lapse of a full five (5) years from the day set for the payment. No interest shall be paid on unpaid dividends.

Supplementary Provisions

Article 1. Initial Fiscal Year

Notwithstanding the provisions of Article 35 of these Articles of Incorporation, the initial fiscal year shall run from the date of establishment of the Company to June 30, 2024.

Article 2. Deletion of the Supplementary Provisions

These Supplementary Provisions shall be deleted at the conclusion of the first Ordinary General Meeting of Shareholders of the Company.

3.	Overview of Matters Set Forth under Each Item of Article 206 of the Regulations for Enforcement of the Companies Act
(1)	Appropriateness of the Share Transfer consideration
1)	The appropriateness of the number of shares to be delivered and their allotment

The Share Transfer will establish the holding company as the wholly owning parent company through a sole share transfer, and there will be no change in the shareholding structure of the Company or the holding company at the time of the Share Transfer. Therefore, with the principal concern that no disadvantage or confusion should be caused to the shareholders of the Company, each shareholder will receive an allotment of one share of the common stock of the holding company per share of the common stock of the Company held at the time of the Share Transfer. For this reason, the share transfer ratio has not been calculated by a third-party agency.

The planned number of new shares to be delivered by the holding company under the Share Transfer is 15,058,503 shares. However, if there is a change in the total number of issued shares of the Company prior to the Share Transfer taking effect, there will also be a change in the above number of new shares to be delivered by the holding company.

The Company plans to cancel the shares of treasury stock it holds for which it is practical to do so, in advance of the Share Transfer taking effect. Therefore, no shares of the common stock of the holding company will be allotted or delivered for these shares.

2)	Appropriateness of the amounts of stated capital and legal capital surplus

The amounts of stated capital and legal capital surplus of the holding company are set within the limits prescribed by law and regulation, and the Company considers them appropriate in view of the holding company’s objectives, scale, capital policy, and other factors.

(2)	Wholly owned subsidiary via the Share Transfer

At present, no events have occurred that would materially affect the status of the Company’s assets, such as the disposal of an important asset after the final day of the last fiscal year, the assumption of a significant obligation, or other events.

4.	Directors of the Holding Company

The Directors of the holding company will be as follows:

Name (Date of birth)	Past experience, positions, responsibilities, and significant concurrent positions			(1) Number of shares of the Company held (2) Number of shares of the holding company to be allotted
Ryuichi Arimoto (November 27, 1952)	April	1977	Joined the Company	(1) 28,026 (2) 28,026
	July	2008	Deputy Director General of Corporate Management Headquarters and General Manager of Corporate Planning Department of the Company
	June	2009	Director and Executive Officer of the Company Director General of Corporate Management Headquarters and General Manager of Corporate Planning Department of the Company
	June	2011	Director General of Corporate Management Headquarters and General Manager of Personnel & General Affairs Department of the Company
	June	2012	Director and Managing Executive Officer of the Company
	July	2012	Director General of Corporate Management Headquarters and General Manager of Personnel Department of the Company
	September	2014	Representative Director and President of the Company
	July	2021	Director and Chairman of the Company (current position)
	[Significant concurrent positions]
	・Chairman of the Engineering and Consulting Firms Association, Japan

[Reasons for selection]

Mr. Ryuichi Arimoto has been engaged in the management of the Company as Director since June 2009, and is appropriately fulfilling these duties and responsibilities. Additionally, he was tasked with management of the Company as Representative Director and President, and has achieved great results in global expansion of the Company Group and enhancement of its corporate value by leveraging management capabilities with foresight. Based on his deep insight into corporate management, he is currently tasked with management supervision as Chairman, while appropriately running Board of Directors meetings as Chairman of the Board of Directors to advance the separation of business execution and management supervision, and contributing to enhancing the Group’s governance as Chairman of the Nominating and Compensation Advisory Committee, and the Company has judged that he will continue fulfilling appropriate duties in enhancing the long-term corporate value of the Company. Due to the above, the Company has designated him as a candidate for Director of the holding company.

Name (Date of birth)	Past experience, positions, responsibilities, and significant concurrent positions			(1) Number of shares of the Company held (2) Number of shares of the holding company to be allotted
Hiroaki Shinya (May 28, 1960)	April	1985	Joined the Company	(1) 11,328 (2) 11,328
	April	2011	Senior General Manager of Watershed Management & Disaster Prevention Division, Domestic Consulting Operations of the Company
	July	2013	General Manager of Sendai Branch Office of Domestic Consulting Operations of the Company
	July	2015	Executive Officer of the Company
	February	2016	Deputy Director General of Domestic Consulting Operations, General Manager of Business Planning Office and General Manager of Tokyo Branch Office of the Company
	July	2016	Acting Director General of Domestic Consulting Operations, General Manager of Business Planning Office and General Manager of Tokyo Branch Office, Domestic Consulting Operations of the Company
	July	2017	Director General of Domestic Consulting Operations of the Company
	September	2017	Director and Executive Officer of the Company
	July	2018	Director and Managing Executive Officer of the Company
	July	2020	Director and Senior Managing Executive Officer of the Company Director General of Consulting Operations Headquarters in charge of urban & spatial development business of the Company
	July	2021	Representative Director and President of the Company (current position)
	[Significant concurrent positions]
	None

[Reasons for selection]

Mr. Hiroaki Shinya has been engaged in the management of the Company as Director since September 2017 and is appropriately fulfilling these duties and responsibilities. Additionally, he has responded to clients with extensive expertise and integrity, and after serving as Director General of Domestic Consulting Operations and Director General of Consulting Operations Headquarters, he is currently leading the Company Group as Representative Director and President with strong leadership and decision-making capacity. The Company has judged that his achievements and insights, based on a wealth of operational experience in overall management, are suitable for the advancement of the Group management and strengthening of corporate governance. Due to the above, the Company has designated him as a candidate for Director of the holding company.

Name (Date of birth)	Past experience, positions, responsibilities, and significant concurrent positions			(1) Number of shares of the Company held (2) Number of shares of the holding company to be allotted
Takayasu Tsuyusaki (February 10, 1956)	April	1979	Joined the Company	(1) 12,563 (2) 12,563
	June	2012	Executive Officer of the Company Deputy Director General of International Consulting Operations of the Company
	October	2015	Director General of Global Strategy Headquarters and General Manager of Strategy Development Office of the Company
	July	2016	Managing Executive Officer of the Company
	May	2017	Director General of Global Strategy Headquarters, General Manager of Business Development Office and General Manager of Singapore Office of the Company
	September	2017	Director and Managing Executive Officer of the Company
	July	2018	Director General of Global Strategy Headquarters of the Company
	November	2018	Director General of Global Strategy Headquarters and General Manager of Business Development Office of the Company
	July	2019	Director and Senior Managing Executive Officer of the Company
	July	2020	Director General of Business Promotion Headquarters of the Company
	July	2021	Director and Executive Vice President of the Company
	July	2022	Director and Vice President of the Company (current position) In charge of Sustainability, NKG Global Expansion, and Health and Productivity Management of the Company (current position)
	[Significant concurrent positions]
	None

[Reasons for selection]

Mr. Takayasu Tsuyusaki has been engaged in the management of the Company as Director since September 2017 and is appropriately fulfilling these duties and responsibilities. Additionally, after serving as Director General of Global Strategy Headquarters, he currently serves as Director and Vice President and is appropriately fulfilling his duties in enriching new businesses for global expansion of the Company Group. Due to the above, the Company has designated him as a candidate for Director of the holding company.

Name (Date of birth)	Past experience, positions, responsibilities, and significant concurrent positions			(1) Number of shares of the Company held (2) Number of shares of the holding company to be allotted
Yasushi Hirusaki (May 18, 1962)	April	1985	Joined the Company	(1) 8,685 (2) 8,685
	October	2014	Acting Senior General Manager of Global Support Division and General Manager of Compliance Office, International Consulting Operations of the Company
	October	2015	Acting General Manager of Corporate Planning Department and General Manager of International Group Management Office, Corporate Headquarters of the Company
	October	2016	Acting Director General of Corporate Headquarters and General Manager of Corporate Planning Department of the Company
	July	2017	Executive Officer in charge of IR and Director General of Corporate Headquarters and General Manager of Personnel Department of the Company
	September	2017	Director and Executive Officer of the Company
	October	2018	In charge of IR and Director General of Corporate Headquarters, General Manager of Personnel Department and General Manager of the 75th Anniversary Secretarial Office of the Company
	July	2020

Director and Managing Executive Officer of the Company (current position)

In charge of IR and Director General of Corporate Management Headquarters, and General Manager of the 75th Anniversary Secretarial Office of the Company

	July	2022	In charge of IR and Director General of Corporate Management Headquarters of the Company (current position)
	[Significant concurrent positions]
	None

[Reasons for selection]

Mr. Yasushi Hirusaki has been engaged in the management of the Company as Director since September 2017 and is appropriately fulfilling these duties and responsibilities. Additionally, he currently serves as Director and Managing Executive Officer (concurrently being in charge of IR and Director General of Corporate Management Headquarters). He oversees the Company’s personnel, accounting, public relations, general affairs, and legal divisions, while appropriately fulfilling his duties in management and control of the entire Company Group. Due to the above, the Company has designated him as a candidate for Director of the holding company.

Name (Date of birth)	Past experience, positions, responsibilities, and significant concurrent positions			(1) Number of shares of the Company held (2) Number of shares of the holding company to be allotted
Hiizu Ichikawa (December 8, 1946)	April	1970	Joined The Mitsubishi Bank, Ltd.	(1) 3,100 (2) 3,100
	May	1993	General Manager of Singapore Branch of The Mitsubishi Bank, Ltd.
	June	1996	General Manager of Industrial Research Department of The Bank of Tokyo-Mitsubishi, Ltd.
	January	1997	General Manager of Sales Screening Department of The Bank of Tokyo-Mitsubishi, Ltd.
	June	1999	Senior Executive Director of The Resolution and Collection Corporation
	June	2001	Senior Executive Director of Chiyoda Corporation
	June	2004	Representative Director and Managing Director of Mitsubishi Motors Corporation
	April	2010	Representative Director and Executive Vice President of Mitsubishi Motors Corporation
	June	2014	Outside Corporate Auditor of The Hyakugo Bank, Ltd.
	September	2014	Outside Director of the Company (current position)
	[Significant concurrent positions]
	None

[Reasons for selection]

(Reasons for selection as a candidate for Outside Director and roles expected to be fulfilled)

Mr. Hiizu Ichikawa has experience in serving as General Manager of the Sales Screening Department of The Bank of Tokyo-Mitsubishi, Ltd. (currently MUFG Bank, Ltd.), in addition to Senior Executive Director of The Resolution and Collection Corporation, Senior Executive Director of Chiyoda Corporation, and Representative Director, Executive Vice President of Mitsubishi Motors Corporation, and Outside Corporate Auditor of The Hyakugo Bank, Ltd. As Outside Director of the Company since September 2014, he has been monitoring the management of the Company Group from an objective viewpoint and wide perspective based on a wealth of experience as a manager, and the Company expects that in the future, while increasing transparency of the Board of Directors of the holding company, he will continue contributing to strengthening corporate governance. Due to the above, the Company has designated him as a candidate for Outside Director of the holding company.

Name (Date of birth)	Past experience, positions, responsibilities, and significant concurrent positions			(1) Number of shares of the Company held (2) Number of shares of the holding company to be allotted
Kazumasa Kusaka (January 23, 1948)	April	1970	Joined Ministry of International Trade and Industry	(1) 6,700 (2) 6,700
	August	2003	Commissioner of Agency for Natural Resources and Energy, Ministry of Economy, Trade and Industry
	June	2004	Vice-Minister for International Affairs of Ministry of Economy, Trade and Industry
	June	2007	President of Japan Cooperation Center for the Middle East
	February	2008	Special Advisor to the Cabinet
	October	2009	Senior Vice President of Mitsubishi Electric Corporation
	April	2011	Visiting Professor of Graduate School of Public Policy, The University of Tokyo
	January	2013	President of The Foundation for International Trade and Industrial Co-operation
	April	2013	Chairman of Japan Economic Foundation
	September	2015	Outside Director of the Company (current position)
	July	2021	Advisor of Japan Economic Foundation (current position) President of Institute for International Trade and Investment (current position)
	[Significant concurrent positions]
	・President of Institute for International Trade and Investment

[Reasons for selection]

(Reasons for selection as a candidate for Outside Director and roles expected to be fulfilled)

Mr. Kazumasa Kusaka has experience in serving as Vice-Minister for International Affairs of the Ministry of Economy, Trade and Industry, in addition to President of the Japan Cooperation Center for the Middle East, Special Advisor to the Cabinet, Senior Vice President of the Mitsubishi Electric Corporation, and President of The Foundation for International Trade and Industrial Co-operation, and as Outside Director of the Company since September 2015, he has been monitoring the management of the Company Group from an objective viewpoint and wide perspective based on a wealth of experience and knowledge as a manager at the Ministry of Economy, Trade and Industry, etc. and the Company expects that in the future, while increasing transparency of the Board of Directors of the holding company, he will continue contributing to strengthening corporate governance. Due to the above, the Company has designated him as a candidate for Outside Director of the holding company.

Name (Date of birth)	Past experience, positions, responsibilities, and significant concurrent positions			(1) Number of shares of the Company held (2) Number of shares of the holding company to be allotted
Yoshiko Koizumi (September 25, 1943)	April	1972	Registered in bar association (The Daini Tokyo Bar Association) Joined Kikuchi Law and Patent Office	(1) 0 (2) 0
	January	1980	Partner at Masuda & Ejiri Law Office (current Nishimura & Asahi)
	May	2000	Chair of Women Business Lawyers Committee, Inter-Pacific Bar Association (IPBA)
	August	2003	Expert Member of Food Safety Commission of Japan
	March	2007	Auditor at Bosch Corporation
	January	2008	Counsel at Nishimura & Asahi
	May	2008	Councilor of the International Civil and Commercial Law Centre Foundation
	April	2009	Partner at City-Yuwa Partners (current position)
	October	2012	Deputy Chair of the Government Procurement Review Board
	April	2013	Director of the Japan Bar Association (current position)
	June	2015	Outside Director of Taiheiyo Cement Corporation (current position) Outside Director of Dowa Holdings Co., Ltd. (current position)
	June	2016	Outside Auditor of Sumitomo Bakelite Co., Ltd.
	September	2017	Outside Audit & Supervisory Board Member of the Company (current position)
	[Significant concurrent positions]
	・Partner at City-Yuwa Partners
	・Outside Director of Taiheiyo Cement Corporation
	・Outside Director of Dowa Holdings Co., Ltd.

[Reasons for selection]

(Reasons for selection as a candidate for Outside Director and roles expected to be fulfilled)

Ms. Yoshiko Koizumi, as an attorney, possesses in-depth knowledge and practical experience in the field of compliance in general as well as a wealth of experience in the international field, such as occupying an important post at the Inter-Pacific Bar Association, etc. Additionally, as Outside Audit & Supervisory Board Member, she has provided a variety of advice on the Company’s management and the execution of duties by Directors from the perspectives of legal compliance and corporate governance, and the Company expects her to continue to provide useful recommendations. Based on the above, the Company has designated her as a candidate for Outside Director of the holding company. While Ms. Yoshiko Koizumi has never been engaged in the management of companies in any way other than assuming the position of an outside director or outside auditor, based on the reasons mentioned above the Company has judged that she will be able to appropriately fulfill the duties of an Outside Director.

Name (Date of birth)	Past experience, positions, responsibilities, and significant concurrent positions			(1) Number of shares of the Company held (2) Number of shares of the holding company to be allotted
Yoko Ishida (September 2, 1957)	January	1991	General Manager of Planning & Marketing Department of System Science Consultants Co., Ltd.	(1) 1,200 (2) 1,200
	November	1997	General Manager of Project Division Two of Koei Research Institute International Corp.
	April	2006	General Manager of Evaluation Unit of International Development Center of Japan, an Incorporated Foundation
	April	2010	Executive Director of International Development Center of Japan, a General Incorporated Foundation
			General Manager of Evaluation Unit of International Development Center of Japan Inc.
	June	2015	Director of The Japan-Nepal Society (current position)
	July	2015	Director of International Development Center of Japan, a General Incorporated Foundation (current position)
	October	2015	Professor of Center for the Study of International Cooperation in Education, Hiroshima University
	April	2016	Cooperating Teacher of Department of Educational Development and Cultural and Regional Studies, Graduate School for International Development and Cooperation, Hiroshima University
	April	2017	Deputy Executive Director of Hiroshima University (current position)
	November	2017	Director of The Japan Society for International Development
	November	2018	Vice President and Executive Director of The Japan Evaluation Society (current position)
	April	2020	In charge of International Education Development Program, Division of Educational Sciences, Graduate School of Humanities and Social Sciences, Hiroshima University (current position)
	September	2020	Outside Director of the Company (current position)
	December	2020	Auditor of The Japan Society for International Development (current position)
	April	2021	Director of Center for the Study of International Cooperation in Education, Hiroshima University
	April	2022	Professor of Center for the Study of International Cooperation in Education, IDEC Institute, Hiroshima University (current position)
	[Significant concurrent positions]
	・ Professor of Center for the Study of International Cooperation in Education, IDEC Institute, Hiroshima University ・ Deputy Executive Director of Hiroshima University

[Reasons for selection]

(Reasons for selection as a candidate for Outside Director and roles expected to be fulfilled)

In addition to Ms. Ishida Yoko’s wealth of experience cultivated through the social development and business evaluation of international cooperation projects at the International Development Center of Japan, etc., she possesses extensive insight from the pursuit of the integration of academics and practical application as a professor of the Center for the Study of International Cooperation in Education at the IDEC Institute, Hiroshima University. The Company expects that she can utilize this experience to increase the soundness and transparency of the Board of Directors via a perspective independent from the management team, and continue to provide constructive suggestions from a female viewpoint. Due to the above, the Company has designated her as a candidate for Outside Director of the holding company. Although she has not previously been directly involved in the management of companies, for the reasons stated above, the Company has judged that she will be able to appropriately fulfill her duties as an Outside Director.

(Notes)

1.	There are no special interests between each candidate for Director and the Company, and it is not expected that any special interests will arise with the holding company.
2.	Mr. Hiizu Ichikawa, Mr. Kazumasa Kusaka, Ms. Yoshiko Koizumi, and Ms. Yoko Ishida
(1)	Mr. Hiizu Ichikawa, Mr. Kazumasa Kusaka, Ms. Yoshiko Koizumi, and Ms. Yoko Ishida are candidates for Outside Director of the holding company.
(2)	The Company has designated Mr. Hiizu Ichikawa, Mr. Kazumasa Kusaka, Ms. Yoshiko Koizumi, and Ms. Yoko Ishida as independent officers as stipulated by the Tokyo Stock Exchange and notified the Exchange to that effect. If these four candidates are appointed as Outside Directors of the holding company after its establishment, it is planned that the holding company should notify the Exchange of their designation as independent officers.
(3)	Liability limitation agreement

The Company has concluded a liability limitation agreement in accordance with the Companies Act with each of its Outside Directors. Under this agreement, the limitation of damage liability of each Outside Director shall be the minimum liability amount stipulated by the Companies Act, if such Outside Director has performed his or her duties in good faith and without gross negligence.

It is planned that the holding company should conclude a similar agreement with Mr. Hiizu Ichikawa, Mr. Kazumasa Kusaka, Ms. Yoshiko Koizumi, and Ms. Yoko Ishida if they are appointed as Outside Directors of the holding company after its establishment.

3.	It is planned that the holding company, once established, should conclude a directors and officers liability insurance (D&O Insurance) agreement as stipulated in Article 430-3, Paragraph 1 of the Companies Act with an insurance company, in order to secure excellent human resources and to prevent the loss of confidence in the execution of duties.
Under this insurance agreement, it is planned that the insurance will cover damages and legal expenses to be borne by the insured parties in the event of a claim for damages arising from acts (including a failure to act) committed by the insured parties in the course of executing their duties (except where these correspond to certain exemptions specified in the insurance agreement). The insurance premiums pertaining to this insurance agreement will be fully borne by the holding company. If the election of each candidate is approved and each candidate assumes the office of Director or Outside Director of the holding company, it is planned that they will become insured parties under this insurance agreement.
4.	The number of shares of the Company held by each candidate shown above is the number held as of June 30, 2022. The number of shares of the holding company to be allotted shown above is the number based on the number of shares of the Company held and the share transfer ratio. The number of shares of the holding company actually allotted may therefore vary according to the number of shares of the Company held immediately prior to the date of establishment of the holding company.

5.	Accounting Auditor of the Holding Company

The Accounting Auditor of the holding company will be as follows:

(As of June 30, 2022)

Name	PricewaterhouseCoopers Aarata LLC
Address of main place of business	Otemachi Park Building, 1-1-1 Otemachi, Chiyoda-ku, Tokyo
History	June 2006	Establishment of PricewaterhouseCoopers Aarata as a member firm in Japan of PricewaterhouseCoopers (PwC)
	July 2006	Commencement of operations
	July 2015	Changed name in Japanese from “Aarata Kansa Hojin” to “PwC Aarata Kansa Hojin”
	July 2016	Converted to a limited liability audit corporation and changed name to “PwC Aarata Yugen Sekinin Kansa Hojin” (English name: PricewaterhouseCoopers Aarata LLC)
Staffing	Partners	185
	CPAs	877
	Assistant CPAs	642
	U.S. CPAs and other professionals	1,090
	Clerks	98
	Total	2,892
Capital	¥1,000 million

(Note) PricewaterhouseCoopers Aarata LLC was selected as the candidate for Accounting Auditor of the holding company based on a comprehensive judgment by the Company based on various factors, including that it possesses expertise and independence, it is suitable as the Accounting Auditor, and its quality control systems ensure that accounting audits of the holding company will be carried out properly and appropriately.

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